Exhibit 10.22

AGREEMENT

AGREEMENT (this “Agreement”) dated as of March 25, 2015, by and between Armored AutoGroup Parent Inc. (the “Company”), and Michael Bauersfeld (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to offer certain severance protections to the Employee if the Employee’s employment with the Company is terminated by the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      DEFINITIONS.  For purposes of this Agreement, capitalized terms and phrases used herein and not otherwise defined shall have the meanings ascribed in this Section 1:

(a)                                 “Accrued Benefits” shall mean:  (i) (A) any unpaid Base Salary through the date of termination; (B) reimbursement for any unreimbursed business expenses incurred through the date of termination; and (C) any accrued but unused vacation time in accordance with Company policy, in each case, payable within sixty (60) days following the applicable termination of employment (or such earlier date as may be required by applicable law); and (ii) all other accrued and vested payments, benefits or fringe benefits to which the Employee shall be entitled in accordance with the applicable compensation arrangement or benefit plan or program of the Company.

(b)                                 “Base Salary” shall mean the Employee’s annual base compensation rate for services paid by the Company to the Employee at the time immediately prior to the Employee’s termination of employment, as reflected in the Company’s payroll records.  Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation, or any other additional compensation, but shall include amounts reduced pursuant to the Employee’s salary reduction agreement under Section 125, 132(f)(4) or 401(k) of the Internal Revenue Code, if any, or a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

(c)                                  “Board” shall mean the Board of Members of the Company.

(d)                                 “Cause” shall mean (i) the Employee’s breach of any fiduciary duty or legal or contractual obligation to the Company or any of its affiliates, or to the Company’s direct or indirect equity holders; (ii) the Employee’s failure to follow the reasonable instructions of the Board or such Employee’s direct supervisor, which breach, if curable, is not cured within ten (10) Business Days after notice to such Employee or, if cured, recurs within one-hundred and eighty (180) days; (iii) the Employee’s gross negligence, willful misconduct, fraud, insubordination, acts of dishonesty or conflict of interest relating to the Company or any of its affiliates; or (iv) the Employee’s commission of any misdemeanor relating to the affairs of the Company or any of its affiliates or any felony. The Company’s lack of immediate action with respect to conduct of the Employee that would constitute Cause hereunder shall not preclude the Company from taking later action on such act or taking action with respect to another such act committed by the Employee.

(e)                                  “Code Section 409A” shall mean Internal Revenue Code Section 409A and the treasury regulations and other official guidance promulgated thereunder from time to time.

(f)                                   “Good Reason” shall mean (1) the failure of the Company to pay or cause to be paid such Employee’s Base Salary or annual bonus, when due; or (2) any act taken by the Company that results in any material and sustained diminution in such Employee’s authority or responsibilities from those that are consistent with his title: provided, that any event described in clauses (1) or (2) above shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days of receipt from the Employee of written notice of the event which such Employee believes constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the thirtieth (30th) day following the later of its occurrence or such person’s knowledge thereof, unless such person has given the Company written notice thereof prior to such date.

2.                                      TERM

(a)                                 At-Will Employment.  The Employee acknowledges and agrees that the Employee’s employment with the Company is and shall remain “at-will” and the Employee’s employment with the Company may be terminated at any time and for any reason (or no reason) by the Company or the Employee, with or without notice.  During the period of the Employee’s employment with the Company, the Employee shall perform such duties and fulfill such responsibilities as reasonably requested by the Company from time to time commensurate with the Employee’s position with the Company.

3.                                      SEVERANCE BENEFITS.

(a)                                 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.  If the Employee’s employment by the Company is terminated (x) by the Company other than for Cause (and other than due to death or physical or mental incapacity), or (y) by the Employee for Good Reason, the Company shall pay or provide the Employee with the following benefits, subject to the Employee’s continued compliance with the obligations in Sections 4, 5 and 6 hereof.

(i)                                     The Accrued Benefits.

(ii)                                  (A) An amount equal to the Employee’s bi-weekly Base Salary rate (but not as an employee), paid monthly for a period of six (6) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following such termination shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto and as otherwise may be required under Section 15 hereof; (B) the pro-rated annual bonus (if any), which payment shall be calculated by multiplying the actual annual bonus payment (if any) that otherwise would be due to the Employee had the Employee not terminated employment by a fraction, the numerator of which is the number of days that the

Employee was employed during the applicable performance period and the denominator of which is 365, such payment (if any) shall be made to the Employee on the date such bonus is ordinarily paid by the Company; provided, that such payment shall not occur prior to the sixtieth (60th) day following such termination of employment; and (C) subject to the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Employee’s continued copayment of premiums at the same level and cost to the Employee as if the Employee was an employee of the Company, the Company will provide the Employee with continued health benefits (to the extent permitted under applicable law and the applicable plan) for a period of six (6) months following such termination at the Company’s expense, provided that the executive is eligible and remains eligible for COBRA coverage.

(iii)                               The impact of the Employee’s termination of employment under this Section 3(a) with respect to any outstanding long-term incentive program awards shall be governed by all of the terms and conditions of such program and the applicable award documentation thereunder.

Payments and benefits provided in this Section 3(a) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company, and shall be reduced (offset) by any statutory entitlements of the Employee (including notice of termination, termination pay and/or severance pay, but excluding statutory unemployment benefits), and any payment related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act of 1988 or similar state, local or foreign law.

(b)                                 OTHER TERMINATIONS.  The parties intention under this Agreement is to provide severance benefits only under the circumstances expressly enumerated under Section 3(a) hereof.  Unless otherwise determined by the Company in its sole discretion, in the event of a termination of the Employee’s employment with the Company for any reason (or no reason) or at any time other than as expressly contemplated by Section 3(a) hereof, the Employee shall not be entitled to receive any severance benefits or other further compensation from the Company hereunder whatsoever, except for the Accrued Benefits and any other rights or benefits to which the Employee is otherwise entitled pursuant to the requirements of applicable law.

(c)                                  OTHER OBLIGATIONS.  Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.

(d)                                 EXCLUSIVE REMEDY.  The amounts payable to the Employee following termination of employment hereunder shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates in connection with any termination of employment contemplated hereunder, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

4.                                      RELEASE; NO MITIGATION; NO SET-OFFS.  Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the form of Exhibit A attached hereto.  Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.  In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer.  The Company’s obligations to pay the Employee amounts hereunder shall not be subject to set-off, counterclaim or recoupment by amounts owed by the Employee to the Company or any of its affiliates.

5.                                      RESTRICTIVE COVENANTS.

(a)                                 NON-COMPETITION AND CONFIDENTIALITY.  The Employees agrees to be bound by the non-competition and confidentiality provisions set forth on Exhibit B attached hereto, which is incorporated herein and made a part hereof (the “Restrictive Covenants”).

(b)                                 NONDISPARAGEMENT. The Employee agrees that the Employee will not make, or cause or assist any other person to make, any statement or other communication, written or otherwise, to any third party, including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium, which impugns, attacks or criticizes, is misleading or untrue with respect to, or is otherwise disparaging (or that constitutes trade libel) of the reputation, business, prospects, products, services or character of any of the Company or the Company or any of their affiliates or any of their respective directors, officers or employees.  Nothing in this Section 5(b) shall prohibit the Employee from providing truthful information in response to a subpoena or other legal process.

(c)                                  REASONABLENESS OF COVENANTS.  In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 5.  The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints.  The covenants contained in this Section 5 are independent covenants and shall be enforceable by the Company regardless of any claims that the Employee shall have against the Company or any of its affiliates, whether under this Agreement or otherwise.  The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 5.  It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 5.

(d)                                 REFORMATION.  In the event that any of the covenants contained in this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the parties hereto agree that said limits may be modified by the court and that said covenants contained in this Section 5 shall be amended in accordance with said modification, it being specifically agreed by the parties that it is their continuing desire that the covenants contained in this Section 5 be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenants unenforceable, the court should redefine the covenants so as to comply with applicable law.

(e)                                  TOLLING.  In addition to the remedies the Company may seek and obtain pursuant to Section 7, the post-termination restrictions contained in this Section 5 shall be extended, regardless of whether the initial post-termination restricted period contained in this Section 5 has otherwise expired, by any and all periods during which the Employee shall be found by a court of competent jurisdiction to have been in violation of the covenants contained in this Section 5.

6.                                      COOPERATION.  Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company.  The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its affiliates.  The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 6.

7.                                      EQUITABLE RELIEF AND OTHER REMEDIES.  The Employee acknowledges and agrees that the remedy at law for any breach of any of the provisions of Section 5 or Section 6 hereof may be inadequate and, accordingly, the Employee covenants and agrees that the Company shall, in addition to any other rights and remedies to which the Company and its affiliates may have under applicable law, be entitled to equitable relief, including, without limitation, injunctive relief, without bond or other necessity, and to the remedy of specific performance with respect to any breach or threatened breach of such covenants, as may be available from any court of competent jurisdiction.  In the event of a material violation by the Employee of Section 5 or Section 6 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Company.

8.                                      NO ASSIGNMENTS.  This Agreement is personal to each of the parties hereto.  Except as provided in this Section 8 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, provided that the Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; and provided , further, that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

9.                                      NOTICE.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address shown in the books and records of the Company.

If to the Company:

Armored AutoGroup Parent Inc.

44 Old Ridgebury Road, Suite 300

Danbury, CT 06810

Attention: Chief Executive Officer

With a copy to (which shall not constitute notice):

Armored AutoGroup Parent Inc.

44 Old Ridgebury Road, Suite 300

Danbury, CT 06810

Attn: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.                               SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.  In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

11.                               SEVERABILITY.  The provisions of this Agreement shall be deemed severable.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

12.                               COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.                               GOVERNING LAW; JURISDICTION.  This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to the choice of law provisions thereof.  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Connecticut or the United States District Court for the District of Connecticut and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Connecticut, the court of the United States of America for the District of Connecticut, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Connecticut State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EMPLOYEE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s address as provided in Section 9 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Connecticut.  The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

14.                               MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director of the Company as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement together with all exhibits hereto (if any) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

15.                               TAX MATTERS.

(a)                                 WITHHOLDING.  The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)         CODE SECTION 409A COMPLIANCE.

(i)                                     The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)                                  To the extent required for purposes of Code Section 409A, if applicable, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 15(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)                               To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.  For purposes of Code Section 409A, the Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.  Neither the Company nor employee or representative of the Company shall have any liability to Employee with respect to any action taken hereunder.

16.          INDEMNIFICATION.  Employee’s execution of the General Release in Exhibit A shall not constitute a waiver of Employee’s rights to indemnification, advancement, and contribution which may be provided to him pursuant to the terms and conditions of any policy or bylaw of Company in effect on the Employee’s termination date.  Company will continue to provide Employee with coverage under its insurance policies to the extent that the Company maintains any such policies to indemnify its directors and officers, and former directors and officers.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ARMORED AUTOGROUP PARENT INC.

By:	/S/ Michael Klein

Name:	Michael Klein

Title:	Chief Executive Officer

EMPLOYEE

/S/ Michael Bauersfeld
Michael Bauersfeld

EXHIBIT A

GENERAL RELEASE

I, Michael Bauersfeld, in consideration of and subject to the performance by Armored AutoGroup Parent Inc. (together with its subsidiaries and successors, the “Company”), of its obligations under the Agreement dated as of                    (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”).  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.                                      I understand that any payments or benefits paid or granted to me under Section 3 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive certain of the payments and benefits specified in Section 3 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.                                      Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the Connecticut Employment Practices Act, the Connecticut Family and Medical Leave Law, , the Connecticut Constitution, Connecticut common law or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.                                      I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.                                      I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release.  I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.                                      I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (iv) claims related to reimbursement of ordinary and reasonable business expenses in accordance with the Company’s policies in effect from time to time, and (v) claims relating to any outstanding equity-based award on the date of termination in accordance with the terms thereof.

6.                                      In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.                                      I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.                                      I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.                                      I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.                               Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.                               I hereby acknowledge that Sections 3 through 9, 11, and 13 through 15 of the Agreement shall survive my execution of this General Release.

12.                               I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.                               Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.                               Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.                               BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.                                      I HAVE READ IT CAREFULLY;

2.                                      I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS

UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.                                      I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.                                      I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.                                      I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.                                      I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.                                      I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.                                      I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
Michael Bauersfeld

EXHIBIT B

RESTRICTIVE COVENANTS

1.1                               Capitalized Terms.  Capitalized terms used in this Exhibit B without definition shall have the meaning ascribed to such terms in the Viking Parent Inc. 2010 Equity Incentive Plan (the “Plan”) or Employee’s Option Grant Award Agreement.

1.2                               Non-Compete Undertakings.

(a)                                 Except as provided below, the Employee, for so long as he is providing Services to the Company or any of its Subsidiaries, and for the Non-Competition Period (as defined below), the Employee shall not, without the express written consent of the Company, directly or indirectly, engage in any activity with, or participate or invest in or assist (whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, independent contractor or consultant, or in any other capacity) any Company Competitor (as defined in the Stockholders Agreement).

(b)                                 The Employee agrees that for so long as he is employed by the Company or any of its Subsidiaries, and for the Non-Competition Period, the Employee shall not, directly or indirectly, (i) solicit for employment or employ any person who is employed by the Company, (ii) encourage any officer, employee, client, customer or supplier to terminate or alter his, her, or its relationship or employment with the Company or any of its Subsidiaries, or (iii) solicit for or on behalf of any Company Competitor any client, customer or supplier of the Company or any of its Subsidiaries, or divert to any Person any client or business opportunity of the Company or any of its Subsidiaries.

(c)                                  The term “Non-Competition Period” shall mean the period commencing on the last day of the Employee’s Service relationship with the Company or any of its Subsidiaries and ending on the first anniversary of the last day of such Employee’s Service relationship with the Company or any of its Subsidiaries.  In the event of any violation of the provisions of this Section 1.2 of this Exhibit B, the Employee acknowledges and agrees that the Non-Competition Period shall be extended by a period of time equal to the period of such violation (it being the intention of the parties hereto that the running of the Non-Competition Period shall be tolled during any period of such violation).

(d)                                 In furtherance and not in limitation of the foregoing restrictions, during the Employee’s Service relationship with the Company or any of its Subsidiaries and for the Non-Competition Period, subject to the Employee’s duties to the Company or its Subsidiaries, the Employee shall not devote any time to consulting, lecturing or engaging in other self-employment or employment activities without the prior written consent of the Company.

1.3                               Business Opportunities.  The Employee, while he is providing Services to the Company and its Subsidiaries, agrees to offer or otherwise make known or available to the Company or any Subsidiary, as directed by the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he may discover, find, develop or otherwise have available to him/her in any field in which the Company or any of its Subsidiaries is engaged, and further agrees that any such prospects, contracts or other business opportunities shall be the property of the Company.

1.4                               Confidentiality.  The Employee acknowledges that he has and will necessarily become informed of, and have access to, certain valuable and confidential information of the Company, Sponsor and their respective Affiliates, including, without limitation, trade secrets, technical information, plans, lists of patients, data, records, fee schedules, computer programs, manuals, processes, methods, intangible rights, contracts, agreements, licenses, personnel information and the identity of customers (collectively, the “Confidential Information”), and that the Confidential Information, even though it may be contributed, developed or acquired in whole or in part by the Employee is the Company’s exclusive property to be held by the Employee in trust and solely for the Company’s benefit.  Accordingly, except as required by law, the Employee shall not, at any time, either during or subsequent to his/her Service, as applicable, use, reveal, report, publish, copy, transcribe, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and its Subsidiaries and other responsible persons who are in a contractual or fiduciary relationship with the Company or one of its Subsidiaries and except for information which legally and legitimately is or becomes of general public knowledge from authorized sources other than the Employee.  Upon the termination of his/her employment, the Employee shall promptly deliver to the Company all property and possessions of the Company and its Subsidiaries, including all drawings, manuals, letters, notes, notebooks, reports, copies, deliverable Confidential Information and all other materials relating to the Company and any of its Subsidiaries’ business which are in the Employee’s possession or control.

1.5                               Enforcement.

(a)                                 If, at the time of enforcement of the provisions of this Exhibit B, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent permissible under applicable law.  To the extent that any provision of this Exhibit B or portion hereof shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Exhibit B shall be unaffected and shall continue in full force and effect.

(b)                                 The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Exhibit B would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

(c)                                  In signing the Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Exhibit B and the restraints imposed on the Employee’s conduct hereunder.  The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints.  The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Exhibit B.  It is also agreed that each of the Company’s Affiliates will have the right to enforce all of the Employee’s obligations to that Affiliate under this Exhibit B.

(d)                                 The obligations contained in this Exhibit B shall survive the termination of the Employee’s Service relationship with the Company and its Subsidiaries and shall be fully enforceable thereafter.